PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)              Registration No. 333-50093

                           OAK INDUSTRIES INC.

           $100,000,000 Principal Amount of 4 7/8% Convertible
                       Subordinated Notes due 2008
               (Interest payable March 1 and September 1)

           2,586,900 Shares of Common Stock of Oak Industries Inc. 2,147,127 Shares of Common Stock of Corning Incorporated
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   This document supplements the Prospectus dated May 6, 1998 relating to
(i) $100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers and SG Cowen Securities Corporation in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus.

   On January 28, 2000, the Company completed its merger with Corning Incorporated ("Corning") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 13, 1999 by and among Corning, Riesling Acquisition Corporation, a wholly owned subsidiary of Corning and
the Company.   Accordingly, on January 28, 2000, the Company became a
wholly-owned subsidiary of Corning, and each share of the Company's Common Stock was converted into the right to receive 0.83 shares of common stock of Corning. As a result, the aforementioned Notes are convertible into shares of Corning common stock and the aforementioned Shares have been converted into shares of Corning common stock, in each case as described in the First Supplemental Indenture, a copy of which is filed with this Prospectus Supplement.

   The common stock of Corning is traded under the symbol "GLW".
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   SEE "RISK  FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS
FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

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THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

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        The date of this Prospectus Supplement is February 7, 2000.

   On January 28, 2000, a First Supplemental Indenture was entered into by the Company, Corning and State Street Bank and Trust Company, a Massachusetts trust company, as trustee under the Indenture dated as of February 25, 1998 with respect to the 4-7/8% Convertible Subordinated Notes due 2008 of the Company. A copy of the First Supplemental Indenture is attached to this Prospectus Supplement as Exhibit A.
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